Exhibit 10.1

FOURTH amended and restated LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of the Effective Date between (a) SILICON VALLEY BANK, A DIVISION OF FIRST-CITIZENS BANK & TRUST COMPANY (“Bank”), (b) LANTRONIX, INC., a Delaware corporation (“Lantronix”), (c) LANTRONIX HOLDING COMPANY, a Delaware corporation (“Holding”), (d) LANTRONIX TECHNOLOGIES CANADA (TAIWAN) LTD., a company continued under the laws of the Province of British Columbia (“Lantronix Taiwan”), (e) LANTRONIX CANADA, ULC, a company continued under the laws of the Province of British Columbia (“Lantronix ULC”), (f) TRANSITION NETWORKS, INC., a Minnesota corporation (“TNI”, and (g) UPLOGIX, INC., a Delaware corporation (“Uplogix”; together with Lantronix, Holding, Lantronix Taiwan, Lantronix ULC and TNI, individually and collectively, jointly and severally, “Borrower”). This Agreement amends and restates, in its entirety, the Prior Agreement. The parties hereto agree as follows:

1. LOAN AND TERMS OF PAYMENT

1.1 Revolving Line.

(a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be prepaid or repaid as set forth on Schedule I hereto.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the outstanding principal amount of all Advances, the accrued and unpaid interest thereon, and all other outstanding Obligations relating to the Revolving Line shall be immediately due and payable.

1.2 Letters of Credit Sublimit.

(a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base, minus all outstanding principal amounts of any Advances. In addition, the aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not at any time exceed the amount set forth on Schedule I hereto. Any amounts needed to fully reimburse Bank for any amounts not paid by Borrower in connection with Letters of Credit will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

(b) If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to at least (i) one hundred and three percent (103.0%) of the face amount of all such Letters of Credit denominated in Dollars and (ii) one hundred and ten percent (110.0%) of the Dollar Equivalent of the face amount of all such Letters of Credit denominated in a Foreign Currency, plus, in each case, all interest, fees, and costs due or estimated by Bank to become due in connection therewith, to secure all of the Obligations relating to such Letters of Credit.

(c) All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower shall execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower shall be bound by the regulations and interpretations of the issuer of any Letters of Credit guaranteed by Bank and issued for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account. Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

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(d) The obligation of Borrower to promptly, and in any event within one (1) Business Day, reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(e) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

(f) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to a percentage (which percentage shall be determined by Bank in its sole discretion) of the Dollar Equivalent of the face amount of such Letter of Credit; provided, the Letter of Credit Reserve shall under no circumstances exceed fifteen percent (15%) of the aggregate face amount of all such Letters of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

1.3 Overadvances. If, at any time, the sum of (a) the aggregate outstanding principal amount of any Advances, plus (b) the aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), exceeds the lesser of (i) the Revolving Line or (ii) the Borrowing Base, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower shall pay Bank interest on the outstanding amount of any Overadvance, on demand, at a rate per annum equal to the rate that is otherwise applicable to Advances plus five percent (5.0%).

1.4 Payment of Interest on the Credit Extensions.

(a) Interest Payments. Interest on the principal amount of each Advance is payable as set forth on Schedule I hereto.

(b) Interest Rate.

(i) Advances. Subject to Section 1.4(c), the outstanding principal amount of any Advance shall accrue interest as set forth on Schedule I hereto.

(ii) All-In Rate. Notwithstanding any terms in this Agreement to the contrary, if at any time the interest rate applicable to any Obligations is less than zero percent (0.0%), such interest rate shall be deemed to be zero percent (0.0%) for all purposes of this Agreement.

(c) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, the outstanding Obligations shall bear interest at a rate per annum which is five percent (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 1.4(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

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(d) Adjustment to Interest Rate. Each change in the interest rate applicable to any amounts payable under the Loan Documents based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of such change.

(e) Interest Computation. Interest shall be computed as set forth on Schedule I hereto. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(f) Yearly Rate of Interest. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day year or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or such other period of time, as the case may be. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement. Borrower acknowledges and confirms that:

(i) the foregoing methodology satisfies the requirements of section 4 of the Interest Act (Canada) to the extent it applies to the expression or statement of any interest payable under any Loan Document;

(ii) Borrower is able to calculate the yearly rate or percentage of interest payable under any Loan Document based upon such methodology; and

(iii) Borrower shall not plead or assert, whether by way of defence or otherwise, in any proceeding relating to the Loan Documents, that the interest payable thereunder and the calculation thereof has not been adequately disclosed to Borrower, whether pursuant to section 4 of the Interest Act (Canada) or any other Applicable Law or legal principle.

(g) Criminal Interest. If any provision of this Agreement would oblige Borrower to make any payment of interest or other amount payable to Bank in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in a receipt by Bank of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by Bank of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i) first, by reducing the amount or rate of interest required to be paid to Bank; and

(ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to Bank which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

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1.5 Fees. Borrower shall pay to Bank:

(a) Revolving Line Commitment Fee. A fully earned, non-refundable commitment fee as set forth on Schedule I hereto;

(b) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit with respect to each Letter of Credit payable upon the issuance, each anniversary of such issuance and any renewal thereof, which shall be fully earned and non-refundable as of such date;

(c) Unused Revolving Line Facility Fee. Payable quarterly in arrears on the last calendar day of each calendar quarter occurring thereafter prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to three-twentieths of one percent (0.15%) per annum of the average unused portion of the Revolving Line, as determined by Bank, computed on the basis of a 360-day year, which shall be fully earned and non-refundable as of such date. The unused portion of the Revolving Line, for purposes of this calculation, shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding plus the aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve); and

(d) Bank Expenses. All Bank Expenses incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).

Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 1.5 pursuant to the terms of Section 1.6(c). Bank shall provide Borrower written notice of deductions made pursuant to the terms of the clauses of this Section 1.5.

1.6 Payments; Application of Payments; Debit of Accounts.

(a) All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff, counterclaim, or deduction, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c) Bank may debit any of Borrower’s deposit accounts maintained with Bank, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due under the Loan Documents. These debits shall not constitute a set-off.

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1.7 Change in Circumstances.

(a) Increased Costs. If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, Bank, (ii) subject Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitment, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (iii) impose on Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Credit Extensions made by Bank, and the result of any of the foregoing shall be to increase the cost to Bank of making, converting to, continuing or maintaining any Credit Extension (or of maintaining its obligation to make any such Credit Extension), or to reduce the amount of any sum received or receivable by Bank hereunder (whether of principal, interest or any other amount) then, upon written request of Bank, Borrower shall promptly pay to Bank such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If Bank determines that any Change in Law affecting Bank regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Bank’s capital as a consequence of this Agreement, the Revolving Line or the Credit Extensions made by Bank to a level below that which Bank could have achieved but for such Change in Law (taking into consideration Bank’s policies with respect to capital adequacy and liquidity), then from time to time upon written request of Bank, Borrower shall promptly pay to Bank such additional amount or amounts as will compensate Bank for any such reduction suffered.

(c) Delay in Requests. Failure or delay on the part of Bank to demand compensation pursuant to this Section 1.7 shall not constitute a waiver of Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate Bank pursuant to subsection (a) for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Bank’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period shall be extended to include the period of retroactive effect).

1.8 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then (i) Borrower shall be entitled to make such deduction or withholding, (ii) Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 1.8) Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

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(c) Tax Indemnification. Without limiting the provisions of subsections (a) and (b) above, Borrower shall, and does hereby, indemnify Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 1.8) payable or paid by Bank or required to be withheld or deducted from a payment to Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Bank shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 1.8, Borrower shall deliver to Bank a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.

(e) Status of Bank. If Bank (including any assignee or successor) is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document, it shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Bank, if reasonably requested by Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not Bank is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, Bank shall deliver whichever of IRS Form W-9, IRS Form W-8BEN-E, IRS Form W-8ECI or W-8IMY is applicable, as well as any applicable supporting documentation or certifications.

1.9 Procedures for Borrowing.

(a) Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement (which must be satisfied (including receipt by Bank of any executed written notice described herein) no later than 12:00 p.m. Pacific time on the applicable Funding Date), to obtain an Advance (other than under Section 1.2), Borrower shall notify Bank (which notice shall be irrevocable) by 12:00 p.m. Pacific time on the Funding Date of the Advance. Such notice shall be made through Bank’s online banking platform by an individual duly authorized by an Administrator, provided, however, if Borrower is not utilizing Bank’s online banking platform, then such notice shall be in a written format acceptable to Bank (which may be in the form of the Payment/Advance Form) that is executed by an Authorized Signer. In connection with any such notification, Borrower shall deliver to Bank through Bank’s online banking platform or by electronic mail such reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may reasonably request. Bank shall have determined to its satisfaction that any notice of or request for Advances has been duly authorized by Borrower. Bank may rely on any notice given by a person whom Bank believes is an Authorized Signer or other individual authorized by an Administrator. Borrower will indemnify Bank for any loss Bank suffers due to such belief or reliance.

(b) Bank shall credit proceeds of a Credit Extension to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from an Authorized Signer or other individual authorized by an Administrator, or without instructions if such Advances are necessary to meet Obligations which have become due.

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2. CONDITIONS OF CREDIT EXTENSIONS

2.1 Conditions Precedent to Initial Credit Extension. The effectiveness of this Agreement and Bank’s obligation to make the initial Credit Extension shall be subject to the satisfaction or waiver of the following conditions precedent:

(a) Loan Documents. Bank shall have received each of the following, each of which shall be in form and substance reasonably satisfactory to Bank:

(i) duly executed Loan Documents;

(ii) duly executed Perfection Certificate(s) of Borrower; and

(iii) with respect to an initial Advance, a completed Borrowing Base Statement (and any schedules related thereto and including any other information requested by Bank with respect to Borrower’s Accounts).

(b) Corporate Borrowing Certificates (or equivalent Officers’ Certificates); Certified Operating Documents; Good Standing Certificates. Bank shall have received (i) certificate duly executed by a Responsible Officer or secretary of Borrower with respect to Borrower attaching: (A) Operating Documents and (B) Borrowing Resolutions, and (ii) long-form (if applicable) good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of the jurisdiction of incorporation and the Secretary of State (or equivalent agency) of each other jurisdiction in which Borrower is qualified to conduct business, in each case as of a date no earlier than thirty (30) days prior to the Effective Date.

(c) Due Diligence. Bank shall have (i) completed the Initial Audit; (ii) completed a due diligence investigation of the Borrower, and with results, satisfactory to Bank and shall have been given such access to the management, records, books of account, contracts and properties of Borrower and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as it shall have requested received; (iii) received certified copies, dated as of a recent date, of searches for financing statement filed in the central filing office of the State of formation, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released, and Intellectual Property search results and completed exhibits to the IP Agreement, and (iv) received all asset appraisals, field audits, and such other reports and certifications, as Bank has reasonably requested.

(d) Existing Indebtedness. Bank shall have received duly executed payoff letter from Bank.

(e) Patriot Act, etc. Bank shall have received all documentation and other information requested (including beneficial ownership information) in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA Patriot Act, and Borrower shall have satisfied all requirements related thereto.

(f) Advance Request. Borrower has submitted an Advance request to pay all obligations owing by Borrower to Bank with respect to the Term Loan Advances (as defined in the Prior Agreement).

(g) Receipt of such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

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2.2 Conditions Precedent to all Credit Extensions. Bank’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) receipt of payment of the fees and Bank Expenses then due as specified in Section 1.5;

(b) receipt of Borrower’s Credit Extension request and the related materials and documents as required by and in accordance with Section 1.9;

(c) the representations and warranties in this Agreement shall be true and correct in all material respects as of the date of any Credit Extension request and as of the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date; and

(d) Bank determines to its commercially reasonable satisfaction that there has not been a (i) material impairment in the general affairs, management, results of operation, financial condition, nor any material adverse deviation by Borrower from the business plan of Borrower presented to and accepted by Bank as of the Effective Date (or from a business plan of Borrower presented to and accepted by Bank subsequent to the Effective Date pursuant to Section 5.3), or (ii) Material Adverse Change.

2.3 Covenant to Deliver. Borrower shall deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. A Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3. CREATION OF SECURITY INTEREST

3.1 Grant of Security Interest.

(a) Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

(b) Borrower acknowledges that it previously has entered, or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject to Permitted Liens).

3.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all jurisdictions deemed necessary or appropriate by Bank to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code or the PPSA. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect.

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3.3 Acknowledgement of Receipt / Waiver. Borrower acknowledges receipt of an executed copy of this Agreement and, to the extent permitted by Applicable Law, waives the right to receive a copy of any financing statement or financing change statement registered in connection with this Agreement or any other Loan Document or any verification statement issued with respect to any such financing statement or financing change statement.

3.4 Termination. If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (a) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its sole discretion for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to at least (i) one hundred and three percent (103.0%) of the face amount of all such Letters of Credit denominated in Dollars and (ii) one hundred and ten percent (110.0%) of the Dollar Equivalent of the face amount of all such Letters of Credit denominated in a Foreign Currency, plus, in each case, all interest, fees, and costs due or estimated by Bank to become due in connection therewith, to secure all of the Obligations relating to such Letters of Credit.

3.5 ULC Shares. Notwithstanding anything else contained in this Agreement or any other Loan Document, Borrower acknowledges that certain of the Collateral may now or in the future consist of ULC Shares, and that it is the intention of Bank and Borrower that neither Bank nor any beneficiary, successor in interest, agent or any other Affiliate of Bank should under any circumstances prior to realization thereon be held to be a “shareholder” or “member”, as applicable, of a ULC for the purposes of any ULC Laws. Therefore, notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, where Borrower has granted a Lien in any ULC Shares, Borrower will remain the sole registered and beneficial owner of such ULC Shares until such time as such ULC Shares are effectively transferred into the name of Bank, or any beneficiary, successor in interest, agent or any other Affiliate of Bank, or any other person on the books and records of the applicable ULC. Accordingly, Borrower shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, in respect of such ULC Shares (except for any dividend or distribution comprised of pledged interests of Borrower, which is required to be delivered to Bank to hold as collateral hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as Borrower would if such ULC Shares were not pledged to Bank pursuant hereto. Nothing in this Agreement or any other Loan Document is intended to, and nothing in this Agreement or any other Loan Document shall, constitute Bank, or any beneficiary, successor in interest, agent or any other Affiliate of Bank, or any other person other than Borrower, a member or shareholder of a ULC for the purposes of any ULC Laws (whether listed or unlisted, registered or beneficial), until such time as notice is given to Borrower and further steps are taken pursuant hereto or thereto so as to register Bank, or such other person, as specified in such notice, as the holder of the ULC Shares. To the extent any provision hereof would have the effect of constituting Bank as a member or a shareholder, as applicable, of any ULC prior to such time, such provision shall be severed herefrom and shall be ineffective with respect to ULC Shares which are collateral of Borrower without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral of Borrower which is not ULC Shares. Except upon the exercise of rights of Bank to sell, transfer or otherwise dispose of ULC Shares in accordance with this Agreement or any other Loan Document, Borrower shall not cause or permit, or enable any Issuer that is a ULC to cause or permit, Bank or any beneficiary, successor in interest, agent or any other Affiliate of Bank, to: (a) be registered as a shareholder or member of such Issuer; (b) have any notation entered in its favour in the share register of such Issuer; (c) be held out as a shareholder or member of such Issuer; (d) receive, directly or indirectly, any dividends, property or other distributions from such Issuer by reason of Bank holding a Lien over the ULC Shares; or (e) act as a shareholder of such Issuer, or exercise any rights of a shareholder including the right to attend a meeting of shareholders of such Issuer or to vote the ULC Shares of such Issuer. Borrower, without limiting the generality of any provision of the this Agreement, shall indemnify and hold harmless Bank and its respective officers, directors, agents, employees, advisors, and counsel and their respective affiliates (each such person being an “indemnitee”) from and against any and all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened against an indemnitee in connection with Borrower or Bank being held or deemed to be a shareholder any ULC.

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4. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

4.1 Due Organization, Authorization; Power and Authority.

(a) Borrower and each of its Subsidiaries are each duly formed, validly existing and in good standing and, in the case of any US Borrower or any Subsidiary organized under the laws of the United States, any State or territory thereof or the District of Columbia, are a Registered Organization in their respective jurisdiction of formation and are qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of their respective business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business or operations.

(b) All information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is true and correct (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement and the Perfection Certificate shall be deemed to be updated to the extent such notice is provided to Bank of such permitted update).

(c) The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s or any such Subsidiary’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Applicable Law, (iii) contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower or any of its Subsidiaries is bound. Neither Borrower nor any of its Subsidiaries are in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s or any of its Subsidiary’s business or operations.

4.2 Collateral.

(a) The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject to Permitted Liens). Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.

(b) Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith and which Borrower has taken such actions as are necessary to give Bank a perfected security interest therein, pursuant to the terms of Section 5.9(c). The Accounts are bona fide, existing obligations of the Account Debtors.

(c) The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 6.2. None of the components of the Collateral with an aggregate value of at least Three Hundred Fifty Thousand Dollars ($350,000) (in the aggregate for all Collateral at all such locations) shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 6.2.

(d) All Inventory is in all material respects of good and marketable quality, free from material defects, except for (i) Inventory covered by manufacturer warranties, (ii) Inventory currently undergoing refurbishment for resale, and (iii) Inventory for which Borrower has established adequate reserves on its books and records.

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(e) Borrower owns, or possesses the right to use to the extent necessary in its business, all Intellectual Property, licenses and other intangible assets that are used in the conduct of its business as now operated, except to the extent that such failure to own or possess the right to use such asset would not reasonably be expected to have a material adverse effect on Borrower’s business or operations, and no such asset, to the best knowledge of Borrower, conflicts with the valid Intellectual Property, license, or intangible asset of any other Person to the extent that such conflict could reasonably be expected to have a material adverse effect on Borrower’s business or operations.

(f) Except as noted on the Perfection Certificate or for which notice has been given to Bank pursuant to and in accordance with Section 5.11(c), Borrower is not a party to, nor is it bound by, any Restricted License.

(g) Borrower does not own any consumer goods which are material in value or which are material to the business, operations, property, condition or prospects (financial or otherwise) of Borrower.

4.3 Accounts Receivable; Inventory.

(a) For each Account included in the most recent Borrowing Base Statement, on the date each Advance is requested and made, such Account shall be an Eligible Account.

(b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all Applicable Law. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Statement. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

4.4 Litigation. Other than as set forth in the Perfection Certificate or as disclosed to Bank pursuant to Section 5.3(k), there are no actions, investigations or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries which would be reasonably be expected to result in damages or costs, including settlement payments, to Borrower of more than, individually or in the aggregate, Three Hundred Thousand Dollars ($300,000) not covered by independent third party insurance as to which liability has been accepted by the carrier providing such insurance.

4.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank by submission to the Financial Statement Repository or otherwise submitted to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations for the periods covered thereby, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnote disclosures. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to the Financial Statement Repository or otherwise submitted to Bank.

4.6 Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower and each of its Subsidiaries are able to pay their debts (including trade debts) as they mature. Borrower is not an “insolvent person” within the meaning of the BIA.

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4.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries have complied with all Applicable Law, and have not violated any Applicable Law, except where the non-compliance with which or violation of which could not reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower and each of its Subsidiaries have duly complied with, and their respective facilities, business, assets, property, leaseholds, real property and Equipment are in compliance with, Environmental Laws, except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business or operations; there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or any of its Subsidiaries or relating to their respective facilities, businesses, assets, property, leaseholds, real property or Equipment under such Environmental Laws. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

4.8 Subsidiaries; Investments. Borrower does not own any stock, unit, membership interest, partnership, or other ownership interest or other equity securities except for Permitted Investments.

4.9 Tax Returns and Payments; Pension Contributions.

(a) Borrower and each of its Subsidiaries have timely filed, or submitted extensions for, all required tax returns and reports, and Borrower and each of its Subsidiaries have timely paid all foreign, federal, state, provincial and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries except (i) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (ii) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Three Hundred Thousand Dollars ($300,000). Borrower is unaware of any claims or adjustments proposed for any of Borrower’s or any of its Subsidiary’s prior tax years which could result in additional taxes becoming due and payable by Borrower or any of its Subsidiaries in excess of Three Hundred Thousand Dollars ($300,000) in the aggregate.

(b) Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

4.10 Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any report, certificate or written statement submitted to the Financial Statement Repository or otherwise submitted to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such reports, certificates and written statements submitted to the Financial Statement Repository or otherwise submitted to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates or written statements not misleading in light of the circumstances under which they were made (it being recognized by Bank that the projections and forecasts provided by Borrower or any of its Subsidiaries in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

4.11 Sanctions. Neither Borrower nor any of its Subsidiaries is: (a) in violation of any Sanctions; or (b) a Sanctioned Person. Neither Borrower nor any of its Subsidiaries, directors, officers, employees, agents or Affiliates: (i) conducts any business or engages in any transaction or dealing with any Sanctioned Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions; (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Sanctions; or (iv) otherwise engages in any transaction that could cause Bank to violate any Sanctions.

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4.12 Anti-Corruption Laws. Borrower and their respective Subsidiaries are in compliance, in all material respects, with the USA Patriot Act. No part of the proceeds from the Credit Extensions has been (or will be) used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws. Borrower and each Subsidiary, and to the knowledge of Borrower, any directors, officers, employees and agents of Borrower or Subsidiary are in compliance in all material respects with Anti-Corruption Laws. Neither Borrower or any Subsidiary, nor, to its knowledge, any director, officer, employee, agent, affiliate or representative thereof, has taken or permitted to be taken any action which might cause this Agreement or any other Loan Document to violate any regulation of the Federal Reserve Board.

4.13 Canadian Pension Plans. None of the Canadian Pension Plans are Canadian Defined Benefit Plans. Except as could not reasonably be expected to have a Material Adverse Change, (i) the Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and all other Applicable Laws which require registration, (ii) each Borrower and its Subsidiaries, to the extent applicable, has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements, any trust agreements, any investment policies and all Applicable Laws (including any fiduciary, funding, investment and administration obligations), (iii) all employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement, any trust agreement and all Applicable Laws, (iv) there have been no withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans except in accordance with Applicable Laws and the terms and conditions of the applicable plan text, trust agreement and other applicable plan documents, and (v) there has been no termination of any Canadian Defined Benefit Plan, and to the knowledge of Borrower, no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a termination of any Canadian Defined Benefit Plan by any Governmental Authority under Applicable Law.

5. AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

5.1 Use of Proceeds. Cause the proceeds of the Credit Extensions to be used solely (a) to pay obligations owing by Borrower to Bank with respect to the Term Loan Advances (as defined in the Prior Agreement), (b) as working capital or (c) to fund its general business purposes, and not for personal, family, household or agricultural purposes, and not in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Law.

5.2 Government Compliance.

(a) Maintain its and all of its Subsidiaries’ legal existence (except as permitted under Section 6.3 with respect to Subsidiaries only) and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply with all Applicable Law, except where the non-compliance with which could not reasonably be expected to have a material adverse effect on Borrower’s business or operations.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower and each of its Subsidiaries of their obligations under the Loan Documents to which it is a party, including any grant of a security interest to Bank. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

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5.3 Financial Statements, Reports. Deliver to Bank by submitting to the Financial Statement Repository:

(a) Borrowing Base Statement. A Borrowing Base Statement (and any schedules related thereto and including any other information requested by Bank with respect to Borrower’s Accounts) (i) no later than Friday of each week when a Streamline Period is not in effect and (ii) within thirty (30) days after the end of each month when a Streamline Period is in effect;

(b) Accounts Receivable. Within thirty (30) days after the end of each month, (i) monthly accounts receivable agings, aged by invoice date, (ii) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (iii) monthly reconciliations of accounts receivable agings (aged by invoice date) and general ledger;

(c) Compliance Statement. Within thirty (30) days after the last day of each month and, to the extent such date falls thirty (30) days after the last day of any given calendar quarter, together with the statements set forth in Section 5.3(d), a duly completed Compliance Statement, confirming that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the applicable financial covenants set forth in this Agreement and such other information as Bank may reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(d) Quarterly Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each calendar quarter, company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such calendar quarter in a form reasonably acceptable to Bank;

(e) Annual Operating Budget and Financial Projections. Within sixty (60) days prior to the end of each fiscal year of Borrower, and contemporaneously with any updates or amendments thereto, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (ii) annual financial projections for the following fiscal year (on a quarterly basis), in each case as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;

(f) Annual Audited Financial Statements. As soon as available, and in any event within one hundred and twenty (120) days following the end of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank;

(g) SEC Filings. In the event that Borrower or any of its Subsidiaries becomes subject to the reporting requirements under the Exchange Act or any comparable legislation in any other applicable jurisdiction),within five (5) days of filing, notification of the filing and copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any of its Subsidiaries or any Guarantor with the SEC or other similar Governmental Authority (as applicable), any Governmental Authority succeeding to any or all of the functions of the SEC or other similar Governmental Authority (as applicable) or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC or other similar Governmental Authority) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower or any of its Subsidiaries posts such documents, or provides a link thereto, on Borrower’s or any of its Subsidiaries’ website on the internet at Borrower’s or any of its Subsidiaries’ website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;

(h) Security Holder and Subordinated Debt Holder Reports. Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt (solely in their capacities as security holders or holders of Subordinated Debt and not in any other role);

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(i) Beneficial Ownership Information. Prompt written notice of any changes to the beneficial ownership information set out in Section 14 of the Perfection Certificate. Borrower understands and acknowledges that Bank relies on such true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers;

(j) Legal Action Notice. Prompt written notice of any legal actions, investigations or proceedings pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Three Hundred Thousand Dollars ($300,000) or more;

(k) Tort Claim Notice. If Borrower shall acquire a commercial tort claim with a face value greater than One Hundred Thousand Dollars ($100,000) (or if an Event of Default is continuing, any commercial tort claim), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank;

(l) Government Filings. Within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings by Borrower or any of its Subsidiaries with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Applicable Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the business of Borrower or any of its Subsidiaries;

(m) Registered Organization. If Borrower is not a Registered Organization as of the Effective Date but later becomes one, promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number;

(n) Default. Prompt written notice of the occurrence of a Default or Event of Default; and

(o) Other Information. Promptly, from time to time, such other information regarding Borrower or any of its Subsidiaries or compliance with the terms of any Loan Documents as reasonably requested by Bank.

Any submission by Borrower of a Compliance Statement, a Borrowing Base Statement or any other financial statement submitted to the Financial Statement Repository pursuant to this Section 5.3 or otherwise submitted to Bank shall be deemed to be a representation by Borrower that (i) as of the date of such Compliance Statement, Borrowing Base Statement or other financial statement, the information and calculations set forth therein are true and correct, (ii) as of the end of the compliance period set forth in such submission, Borrower is in complete compliance with all required covenants except as noted in such Compliance Statement, Borrowing Base Statement or other financial statement, as applicable, (iii) as of the date of such submission, no Events of Default have occurred or are continuing, (iv) all representations and warranties other than any representations or warranties that are made as of a specific date in Section 4 remain true and correct in all material respects as of the date of such submission except as noted in such Compliance Statement, Borrowing Base Statement, or other financial statement, as applicable, (v) as of the date of such submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 4.9, and (vi) as of the date of such submission, no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

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5.4 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 5.3, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b) Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) there shall not be an Overadvance after taking into account all such discounts, settlements and forgiveness.

(c) Collection of Accounts. Beginning on the date that is one hundred twenty (120) days after the Effective Date (or, if earlier, the date on which the Cash Collateral Account is opened) and continuing at all times thereafter: (i) Borrower shall direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or such other “blocked account” as specified by Bank (either such account, the “Cash Collateral Account”); (ii) whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to the Cash Collateral Account; (iii) subject to Bank’s right to maintain a reserve pursuant to Section 5.4(d), all amounts received in the Cash Collateral Account shall be (x) when a Streamline Period is not in effect, applied to immediately reduce the Obligations under the Revolving Line (unless Bank, in its sole discretion, at times when an Event of Default exists, elects not to so apply such amounts), or (y) when a Streamline Period is in effect, transferred on a daily basis to Borrower’s operating account with Bank; and (iv) Borrower hereby authorizes Bank to transfer to the Cash Collateral Account any amounts that Bank reasonably determines are proceeds of the Accounts (provided that Bank is under no obligation to do so and this allowance shall in no event relieve Borrower of its obligations hereunder).

(d) Reserves. Notwithstanding any terms in this Agreement to the contrary, at times when a Default or an Event of Default exists, Bank may hold any proceeds of the Accounts and any amounts in the Cash Collateral Account that are not applied to the Obligations pursuant to Section 5.4(c) above (including amounts otherwise required to be transferred to Borrower’s operating account with Bank) as a reserve to be applied to any Obligations regardless of whether such Obligations are then due and payable.

(e) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount in accordance with Borrower’s customary business practices, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.

(f) Verifications; Confirmations; Credit Quality; Notifications. Bank may, from time to time, (i) verify and confirm directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account and/or (ii) conduct a credit check of any Account Debtor to approve any such Account Debtor’s credit.

(g) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

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5.5 Remittance of Proceeds. Except as otherwise provided in Section 5.4(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations (a) prior to an Event of Default, pursuant to the terms of Section 5.4(c) hereof, and (b) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 8.4 hereof; provided that, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Three Hundred Thousand Dollars ($300,000) or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section 5.5 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

5.6 Taxes; Pensions.

(a) Timely file, and require each of its Subsidiaries to timely file (in each case, unless subject to a valid extension), all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, provincial and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 4.9(a) hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay, and require each of its Subsidiaries to pay, all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

(b) To the extent Borrower or any of its Subsidiaries defers payment of any contested taxes, (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”

5.7 Access to Collateral; Books and Records. At reasonable times, on three (3) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. Such inspections and audits shall be conducted no more often than once every twelve (12) months, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The foregoing inspections and audits shall be conducted at Borrower’s expense and the charge therefor shall be One Thousand Dollars ($1,000) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than eight (8) days in advance, and Borrower cancels or seeks to or reschedules the audit with less than eight (8) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of Two Thousand Dollars ($2,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

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5.8 Insurance.

(a) Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Bank.

(b) All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(c) Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations. Notwithstanding the foregoing, (i) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Three Hundred Thousand Dollars ($300,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (A) shall be of equal or like value as the replaced or repaired Collateral and (B) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (ii) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.

(d) At Bank’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 5.8 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days prior written notice before any such policy or policies shall be canceled or altered in any material respect. If Borrower fails to obtain insurance as required under this Section 5.8 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 5.8, and take any action under the policies Bank deems prudent.

5.9 Accounts.

(a) Maintain Borrower’s, any of its Subsidiaries’, and any Guarantor’s primary banking relationship (including primary operating accounts) with Bank or Bank’s Affiliates such that consolidated account balances of Borrower and its Subsidiaries and Guarantors maintained with Bank or Bank’s Affiliates in the United States of America represent at least seventy-five percent (75%) of the aggregate Dollar Equivalent value of all cash and Cash Equivalents of Borrower and its Subsidiaries and Guarantors in the United States of America; provided, notwithstanding the foregoing, for a period of time not to exceed ninety (90) days after the Effective Date, the Borrower, its Subsidiaries’, and each Guarantor shall be permitted to maintain depository and operating accounts and securities accounts with financial institutions other than Bank or with Bank’s Affiliates representing not greater than fifty percent (50%) of the aggregate Dollar Equivalent value of all cash and Cash Equivalents of Borrower and its Subsidiaries and Guarantors in the United States of America.

(b) In addition to the foregoing, Borrower, any Subsidiary of Borrower and any Guarantor, shall obtain any business credit card, letter of credit, cash management services and merchant processing service exclusively from Bank.

(c) In addition to and without limiting the restrictions in subsection (a) above, Borrower shall provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to the following accounts, so long as Borrower and its Subsidiaries remain in compliance with subsection (a) above at all times: (i) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such; provided, however, that the funds on deposit in such deposit accounts will at no time exceed the actual payroll, payroll taxes, withholding taxes and other employee wage and benefit payments then owing for the immediately succeeding payroll period (or greater amount to the extent required by Applicable Law), and (ii) the Raymond James Account, so long as the amount of cash and fair market value of Cash Equivalents deposited in the Raymond James Account does not exceed Five Million Dollars ($5,000,000) in the aggregate at any time.

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5.10 Financial Covenants.

(a) Liquidity. Maintain at all times, to be certified as of the last day of each month, Liquidity of not less than Five Million Dollars ($5,000,000).

(b) Minimum Interest Coverage Ratio. Maintain, measured as of the last day of each calendar quarter on a trailing twelve (12) month basis, an Interest Coverage Ratio of at least 1.5 to 1.0.

5.11 Protection and Registration of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of Borrower’s and each Subsidiary’s Intellectual Property, except to the extent that such failure to do so would not reasonably be expected to have a material adverse effect on Borrower’s business or operations; (ii) promptly advise Bank in writing of infringements or any other event that could reasonably be expected to materially and adversely affect the value Borrower’s and each Subsidiary’s Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s or any Subsidiary’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall provide written notice thereof to Bank on the next Compliance Statement delivered by Borrower to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank may request in its commercially reasonable discretion to perfect and maintain a first priority perfected security interest in favor of Bank in such property within five (5) days of such request. If Borrower intends to register any Copyrights or mask works in the United States Copyright Office, Canadian Intellectual Property Office or similar office in any other applicable jurisdiction, Borrower shall: (A) provide Bank with at least fifteen (15) days (or such later date as Bank may agree in advance, in writing, in its sole discretion) prior written notice of Borrower’s registration of such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office, Canadian Intellectual Property Office or similar office in any other applicable jurisdiction (excluding exhibits thereto); (B) prior to the date of registration of the Copyrights or mask works described in (A), execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its commercially reasonable discretion to perfect and maintain a first priority perfected security interest in favor of Bank in such Copyrights or mask works; and (C) record such intellectual property security agreement with the United States Copyright Office, Canadian Intellectual Property Office or similar office in any other applicable jurisdiction contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office, Canadian Intellectual Property Office or similar office in any other applicable jurisdiction. Borrower shall on the next Compliance Statement delivered by Borrower to Bank provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Bank to perfect and maintain a first priority perfected security interest in such property.

(c) Provide written notice to Bank within thirty (30) days (or such later date as Bank may agree in advance, in writing, in its sole discretion) of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any such Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

5.12 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

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5.13 Online Banking. Utilize Bank’s online banking platform for all matters requested by Bank which shall include, without limitation (and without request by Bank for the following matters), uploading information pertaining to Accounts and Account Debtors, requesting approval for exceptions, requesting Credit Extensions, and uploading financial statements and other reports required to be delivered by this Agreement (including, without limitation, those described in Section 5.3 of this Agreement).

5.14 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 6.3 and 6.7, within thirty (30) days (or such later date as Bank may agree in advance, in writing, in its sold discretion) of the date Borrower or any Guarantor forms any Subsidiary or acquires any Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), Borrower and such Guarantor shall (a) cause such new Subsidiary that is not a Foreign Subsidiary to provide to Bank a joinder to this Agreement to become a co-borrower hereunder or a guaranty to become a Guarantor hereunder (as determined by Bank in its sole discretion), together with documentation, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary (or, in the case of any new Foreign Subsidiary, sixty-five percent (65%) of the voting stock of such Foreign Subsidiary), in form and substance satisfactory to Bank; and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.14 shall be a Loan Document.

5.15 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower shall promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Three Hundred Thousand Dollars ($300,000).

5.16 Further Assurances. Execute any further instruments and take such further action as Bank reasonably requests to effect the purposes of this Agreement, including, but not limited to, perfecting, protecting, and/or ensuring the priority of or continue Bank’s Lien on the Collateral.

5.17 Sanctions and Anti-Corruption Laws. (a) Not, and not permit any of its Subsidiaries to, engage in any of the activities described in Section 4.11 and Section 4.12 in the future; (b) not, and not permit any of its Subsidiaries to, become a Sanctioned Person; (c) ensure that the proceeds of the Obligations are not used to violate any Sanctions or Anti-Corruption Laws; and (d) deliver to Bank any certification or other evidence requested from time to time by Bank in its sole discretion, confirming each such Person’s compliance with this Section 5.19. In addition, have implemented, and will consistently apply while this Agreement is in effect, procedures to ensure that the representations and warranties in Section 4.11 and Section 4.12 remain true and correct while this Agreement is in effect.

5.18 Canadian Pension Plans and Canadian Defined Benefit Plans. Ensure that each Canadian Pension Plan and Canadian Benefit Plan is administered in accordance with the applicable documents governing such plan, the Income Tax Act (Canada) and all other Applicable Laws.

5.19 Post-Closing Items. Borrower shall deliver to Bank evidence, in form and substance acceptable to Bank:

(a) Within forty-five (45) days of the Effective Date (or such later date as Bank may specify in writing in its sole discretion), that the insurance policies and endorsements required by Section 5.8 are in full force and effect, together with appropriate evidence showing lender loss payable and additional insured clauses or endorsements in favor of Bank; and

(b) Within one hundred twenty (120) days of the Effective Date (or such later date as Bank may specify in writing in its sole discretion), that the Cash Collateral Account has been duly opened and is maintained in accordance with Section 5.4(c).

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6. NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

6.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock, partnership, membership, or other ownership interest or other equity securities of Borrower permitted under Section 6.2; (e) consisting of Borrower’s or its Subsidiaries’ use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (g) from any Subsidiary to Borrower; and (h) of assets not otherwise permitted under this Section 6.1 (but specifically excluding any Transfers of Accounts, monthly recurring revenue, annual recurring revenue or any other recurring revenue of Borrower in any factoring, sale-leaseback, future receipts purchase agreement or other similar agreement) with a value not to exceed Three Hundred Thousand Dollars ($300,000) in the aggregate in any fiscal year.

6.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate, wind-up or dissolve or permit any of its Subsidiaries to liquidate, wind-up or dissolve (except for the liquidation or dissolution of any non-operating Subsidiary of Borrower that is not a secured Guarantor or co-Borrower hereunder with nominal assets and nominal liabilities, so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Borrower or secured Guarantor hereunder); (c) fail to provide notice to Bank of any Key Person departing from or ceasing to be employed by Borrower within five (5) Business Days after their departure from Borrower; (d) permit, allow or suffer to occur any Change in Control; provided that only advance notice of any Change in Control shall be required so long as this Agreement is terminated and all Obligations (other than inchoate indemnity obligations or Bank Services that have been cash collateralized to the satisfaction of Bank) are indefeasibly satisfied in full in cash concurrently with the closing of the transaction effectuating such Change in Control; or (e) without at least ten (10) days’ (or any shorter period as Bank may agree in writing in its discretion) prior written notice to Bank, (i) add any new offices or business locations in the United States or Canada, including warehouses (unless such new offices or business locations contain, individually, less than Five Hundred Thousand Dollars ($500,000) or, in the aggregate, Two Million Dollars ($2,000,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000) (or Two Million Dollars ($2,000,000) in the aggregate) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (ii) change its jurisdiction of organization or its location (as determined in accordance with the PPSA), (iii) change its organizational structure or type, (iv) change its legal name, (v) change its chief executive office, its registered office or domicile, (vi) add any additional jurisdiction in which Borrower carries on business or has tangible personal property, or (vii) change any organizational number (if any) assigned by its jurisdiction of organization. Borrower shall not effect or permit any of the changes referred to above unless all filings have been made and all other actions taken that are required in order for Bank to continue at all times following such change to have a valid and perfected first priority Lien with respect to all of the Collateral. If Borrower intends to add any new offices or business locations in the United States or Canada, including warehouses, containing in excess of Five Hundred Thousand Dollars ($500,000) (or Two Million Dollars ($2,000,000) in the aggregate) of Borrower’s assets or property, then Borrower will cause the landlord of any such new offices or business locations, including warehouses, to execute and deliver a landlord consent in form and substance satisfactory to Bank. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000) (or Two Million Dollars ($2,000,000) in the aggregate) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Bank.

6.3 Mergers, Amalgamations or Acquisitions. Merge, amalgamate or consolidate, or permit any of its Subsidiaries to merge, amalgamate or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the stock, partnership, membership, or other ownership interest or other equity securities or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division), other than Permitted Acquisitions. A Subsidiary may merge, amalgamate or consolidate into another Subsidiary or into a Loan Party.

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6.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

6.5 Encumbrance. Create, incur, allow, or suffer to exist any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 6.1 hereof and the definition of “Permitted Liens” herein.

6.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 5.9(c).

6.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any stock, partnership, membership, or other ownership interest or other equity securities provided that Borrower may (i) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) pay dividends solely in common stock, and (iii) repurchase the stock, partnership, membership, or other ownership interest or other equity securities of current or former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that (A) the aggregate amount of all such repurchases does not exceed One Million Five Hundred Thousand Dollars ($1,500,000) per fiscal year, and (B) Borrower delivers to Bank evidence, satisfactory to Bank in its sole discretion, confirming that Liquidity will be at least Fifteen Million Dollars ($15,000,000) immediately after giving effect to such repurchase; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

6.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, except for sales of inventory in the ordinary course of business on fair and reasonable terms consistent with past practices.

6.9 Subordinated Debt. Except as expressly permitted under the terms of the subordination, intercreditor, or other similar agreement to which any Subordinated Debt is subject: (a) make or permit any payment on such Subordinated Debt; or (b) amend any provision in any document relating to such Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.

6.10 Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; (b)(i) fail to meet the minimum funding requirements of ERISA, (ii) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, (iii) fail to comply with the Federal Fair Labor Standards Act, Employment Standards Act, 2000 (Ontario), the Canada Labour Code or other Applicable Law, or (iv) violate any other law or regulation, if the foregoing subclauses (i) through (iv), individually or in the aggregate, could reasonably be expected to have a material adverse effect on Borrower’s business or operations, or permit any of its Subsidiaries to do so; or (c) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority. None of Borrower or any of its Subsidiaries shall sponsor, administer, participate in, contribute to or assume any direct or indirect liability under or in respect of any Canadian Defined Benefit Plan.

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6.11 Subsidiary Assets. Permit the aggregate fair market value of cash and Cash Equivalents held by all Subsidiaries and Affiliates that are not Loan Parties to exceed ten percent (10%) of the consolidated cash and Cash Equivalents of Borrower and all of its Subsidiaries and Affiliates at any time.

6.12 Offshore Cash. Permit the aggregate fair market value of cash and Cash Equivalents held by all Loan Parties, Subsidiaries, and Affiliates outside the United States to exceed Two Million Dollars ($2,000,000) at any time.

6.13 Canadian Defined Benefit Plans. Without the prior written consent of Bank, (a) establish, contribute to or assume an obligation to contribute to or have any liability under any Canadian Defined Benefit Plan, (b) acquire an interest in any Person if such Person sponsors, maintains or contributes to or has any liability under any Canadian Defined Benefit Plan, or at any time in the five-year period preceding such acquisition has sponsored, maintained, or contributed to, or otherwise had any liability under, a Canadian Defined Benefit Plan, or (c) wind-up any Canadian Defined Benefit Plan, in whole or in part, unless it has obtained written advice from the actuary for such plan that the plan (or part thereof in the case of a partial windup) is fully funded and has no unfunded liability or solvency deficiency at the effective date of the windup.

7. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

7.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

7.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Section 5 (other than Sections 5.2 (Government Compliance), 5.12 (Litigation Cooperation), 5.15 (Inventory; Returns) and 5.16 (Further Assurances)) or violates any covenant in Section 6; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 7) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain or any covenants set forth in clause (a) above;

7.3 Material Adverse Change. A Material Adverse Change occurs;

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7.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any Subsidiary, or (ii) a notice of lien or levy is filed against any of Borrower’s or any of its Subsidiaries’ assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting all or any material part of its business;

7.5 Insolvency.

(a) Borrower or any of its Subsidiaries:

(i) admits in writing that it is insolvent or unable to pay its liabilities or debts (including trade debts) as they generally become due;

(ii) begin an Insolvency Proceeding; or

(iii) threatens to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 7.5(a); or

(b) any Insolvency Proceeding is instituted against or in respect of Borrower or any of its Subsidiaries, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of thirty (30) days after the institution thereof, provided that: (x) if Borrower or any of its Subsidiaries fails to contest such petition, application or proceeding the thirty (30) day grace period shall cease to apply; (y) if an order, decree or judgment is issued (whether or not entered or subject to appeal) against Borrower or any of its Subsidiaries thereunder within the thirty (30) day period, such grace period will cease to apply, and (z) Borrower or any of its Subsidiaries files an answer or other responding materials admitting the material allegations of a petition, application or other proceeding filed against it, such grace period will cease to apply (but no Credit Extensions will be made during such thirty (30)-day period); or

(c) any other event occurs which, under the Applicable Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Sections 7.5(a) or 7.5(b);

(but no Credit Extensions shall be made while any of the conditions described in clauses (a), (b) or (c) exist);

7.6 Other Agreements. There is, under any agreement to which Borrower, any of Borrower’s Subsidiaries, or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Three Hundred Thousand Dollars ($300,000); or (b) any breach or default by Borrower, any of Borrower’s Subsidiaries, or Guarantor, the result of which could have a material adverse effect on Borrower’s, any of Borrower’s Subsidiaries’, or any Guarantor’s business or operations;

7.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, or litigation or other dispute resolution settlement payments by Borrower or any of its Subsidiaries, of at least Three Hundred Thousand Dollars ($300,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries by any Governmental Authority, and the same are not, within ten (10) days after the acceptance, entry, assessment or issuance thereof, discharged, or after execution thereof, or stayed pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, or stay of such fine, penalty, judgment, order or decree);

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7.8 Misrepresentations. Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made (it being agreed and acknowledged by Bank that the projections and forecasts provided by Borrower or any of its Subsidiaries in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results);

7.9 Subordinated Debt. If: (a) any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, or any Person (other than Bank) shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; (b) a default or event of default (however defined) has occurred under any document, instrument, or agreement evidencing any Subordinated Debt, which default shall not have been cured or waived within any applicable grace period; or (c) the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

7.10 Lien Priority. There is a material impairment in the perfection or priority of Bank’s security interest in the Collateral;

7.11 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 7.3, 7.4, 7.5, 7.6, 7.7, or 7.12 occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e)(i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or

7.12 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

8. BANK’S RIGHTS AND REMEDIES

8.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 7.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

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(c) demand that Borrower (i) deposit cash with Bank in an amount equal to at least (A) one hundred and three percent (103.0%) of the aggregate face amount of any Letters of Credit denominated in Dollars remaining undrawn, and (B) one hundred and ten percent (110.0%) of the Dollar Equivalent of the aggregate face amount of any Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or estimated by Bank to become due in connection therewith), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Contracts (it being understood and agreed that (i) Bank is not obligated to deliver the currency which Borrower has contracted to receive under any FX Contract, and Bank may cover its exposure for any FX Contracts by purchasing or selling currency in the interbank market as Bank deems appropriate; (ii) Borrower shall be liable for all losses, damages, costs, margin obligations and expenses incurred by Bank arising from Borrower’s failure to satisfy its obligations under any FX Contract or the execution of any FX Contract; and (iii) Bank shall not be liable to Borrower for any gain in value of a FX Contract that Bank may obtain in covering Borrower’s breach);

(e) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. For use solely upon the occurrence and during the continuation of an Event of Default, Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 8.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books;

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(k) appoint by instrument in writing one or more Receivers of Borrower or any or all of the Collateral with such rights, powers and authority (including any or all of the rights, powers and authority of Bank under this Agreement) as may be provided for in the instrument of appointment or any supplemental instrument, and remove and replace any such Receiver from time to time and, to the extent permitted by Applicable Law, any Receiver appointed by Bank shall (for purposes relating to responsibility for the Receiver's acts or omissions) be considered to be the agent of Borrower, and not of Bank;

(l) obtain from any court of competent jurisdiction an order for the appointment of a Receiver of Borrower; and

(m) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code, the PPSA or any Applicable Law (including disposal of the Collateral pursuant to the terms thereof).

8.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its true and lawful attorney-in-fact, (a) exercisable upon the occurrence and during the continuance of an Event of Default, to: (i) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (iii) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses); (iv) make, settle, and adjust all claims under Borrower’s insurance policies; (v) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (vi) transfer the Collateral into the name of Bank or a third party as the Code or the PPSA permits; and (b) regardless of whether an Event of Default has occurred, to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until such time as all Obligations (other than inchoate indemnity obligations) have been satisfied in full, Bank is under no further obligation to make Credit Extensions and the Loan Documents have been terminated. Bank shall not incur any liability in connection with or arising from the exercise of such power of attorney and shall have no obligation to exercise any of the foregoing rights and remedies.

8.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 5.8 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

8.4 Application of Payments and Proceeds. Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its commercially reasonable discretion, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

8.5 Bank’s Liability for Collateral. Bank’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession or under its control, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as Bank deals with its own property consisting of similar instruments or interests. Borrower bears all risk of loss, damage or destruction of the Collateral.

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8.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, the PPSA, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

8.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, documents of title, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

8.8 Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be liable for the Credit Extensions and Obligations as set forth on Schedule I hereto. Each Borrower waives (a) any suretyship defenses available to it under the Code, the PPSA or any other Applicable Law, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 8.8 shall be null and void. If any payment is made to a Borrower in contravention of this Section 8.8, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

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9. NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below; provided that, for clause (b), if such notice, consent, request, approval, demand or other communication is not sent during the normal business hours of the recipient, it shall be deemed to have been sent at the opening of business on the next Business Day of the recipient. Bank or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 9.

If to Borrower:	48 Discovery, Suite 250
Irvine, CA 92618 USA

	Attn:	Brent Stringham, CFO
Email:
with a copy to (which shall not constitute notice):	Email:	legal@lantronix.com

If to Bank:	Silicon Valley Bank, a division of First-Citizens Bank & Trust Company
1437 7th Street
Santa Monica, CA 90401

	Attn:	Kelly Schramm, Managing Director
Email:

with a copy to (which
shall not constitute
notice):	DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, CA 92121
	Attn:	Laurie E. Hutchins
Email:

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10. CHOICE OF LAW, VENUE and JURY TRIAL WAIVER

Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law that would require the application of the laws of another jurisdiction. Borrower and Bank each irrevocably and unconditionally submit to the exclusive jurisdiction of the State and Federal courts in New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction with respect to the Loan Documents or to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly, irrevocably and unconditionally submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby irrevocably and unconditionally consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 9 and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT. EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 10 shall survive the termination of this Agreement and the repayment of all Obligations.

11. GENERAL PROVISIONS

11.1 Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations) have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement and the repayment of all Obligations, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 3.4), this Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination and the repayment of all Obligations shall continue to survive notwithstanding this Agreement’s termination and the repayment of all Obligations.

11.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign or transfer this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s sole discretion) and any other attempted assignment or transfer by Borrower shall be null and void. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents (the holder of such interest, an “Assignee”). Bank, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of any Assignee, and principal amounts of (and stated interest on) the Advances owing to, each such Assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, Bank and any Assignee shall treat each person whose name is recorded in the Register pursuant to the terms hereof as the lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Assignee, at any reasonable time and from time to time upon reasonable prior notice.

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11.3 Indemnification; Damage Waiver, etc.

(a) General Indemnification. Borrower shall indemnify, defend and hold Bank and its Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Bank and its Affiliates (each, an “Indemnified Person”) harmless against: all losses, claims, damages, liabilities and related expenses (including Bank Expenses and the reasonable fees, charges and disbursements of any counsel for any Indemnified Person) (collectively, “Claims”) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Credit Extension or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any environmental liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, Borrower’s equity holders, affiliates, creditors or any other person, and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person. All amounts due under this Section 11.3 shall be payable promptly after demand therefor.

(b) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against Bank and its Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Bank and its Affiliates (each, a “Protected Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) or any loss of profits arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Credit Extension, or the use of the proceeds thereof. No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(c) Judgment Currency; Currency Indemnification. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Bank could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Borrower with respect to any such sum due from it to Bank hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Bank of any sum adjudged to be so due in the Judgment Currency, Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Bank from Borrower in the Agreement Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Bank against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Bank in such currency, Bank agrees to return the amount of any excess to Borrower (or to any other Person who may be entitled thereto under Applicable Law).

This Section 11.3 shall survive the termination of this Agreement and the repayment of all Obligations until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

11.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

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11.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

11.6 Amendments in Writing; Waiver; Integration. No purported amendment or modification of this Agreement or any other Loan Document, or waiver, discharge or termination of any obligation under this Agreement or any other Loan Document, shall be effective unless, and only to the extent, expressly set forth in a writing signed by each party hereto; provided that a Loan Document may otherwise be amended in accordance with its terms. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

11.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.

11.8 Confidentiality. Bank agrees to maintain the confidentiality of Information (as defined below), except that Information may be disclosed (a) to Bank’s Subsidiaries and Affiliates and their respective employees, directors, agents, attorneys, accountants and other professional advisors (collectively, “Representatives” and, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees, assignees, credit providers or purchasers of Bank’s interests under or in connection with this Agreement and their Representatives (provided, however, Bank shall use commercially reasonable efforts to obtain any such prospective transferee’s, assignee’s, credit provider’s, purchaser’s or their Representatives’ agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required or requested in connection with Bank’s examination or audit; (e) in connection with the exercise of remedies under the Loan Documents or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. “Information” means all information received from Borrower regarding Borrower or its business, in each case other than information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

11.9 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures, including any “electronic signature” as defined in the Electronic Commerce Act (Ontario), or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any Applicable Law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Electronic Commerce Act (Ontario).

11.10 Right of Setoff. Borrower hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them, and other obligations owing to Bank or any such entity. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

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11.11 Captions and Section References. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. Unless indicated otherwise, section references herein are to sections of this Agreement.

11.12 Construction of Agreement. The parties hereto mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

11.13 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

11.14 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

11.15 Anti-Terrorism Law. Bank hereby notifies Borrower that, pursuant to the requirements of Anti-Terrorism Law, Bank may be required to obtain, verify and record information that identifies Borrower, which information may include the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with Anti-Terrorism Law. Borrower hereby agrees to take any action necessary to enable Bank to comply with the requirements of Anti-Terrorism Law.

11.16 Online Banking Platform. If Borrower uses Bank’s online banking platform in connection with this Agreement, Borrower agrees to be bound by and comply with the applicable online banking terms and conditions and related online banking documents as in effect from time to time. The online banking terms and conditions may be provided as hyperlinks or “click-through” agreements on the website, which may be updated from time to time. Continued use of Bank’s online banking platform shall constitute Borrower’s acceptance of the applicable terms and conditions. Borrower is solely responsible for any of Borrower’s employees’ or agents’ compliance with the online banking terms and conditions and shall ensure that (a) all persons utilizing Bank’s online banking platform in connection with this Agreement, including the Administrator and other users added by them, have all relevant authority to perform the specified roles and functions on Borrower’s behalf, and (b) any use of Bank’s online banking platform in connection with this Agreement complies with the terms of this Agreement. Bank shall be entitled to assume the authenticity, accuracy and completeness of any information, instruction or request for a Credit Extension submitted via Bank’s online banking platform and to further assume that any submissions or requests made via Bank’s online banking platform have been duly authorized by an Administrator and are otherwise in accordance with the terms of this Agreement.

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11.17 Québec Matters. For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim” , “reservation of ownership” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or a Personal Property Security Act shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall include “legal hypothecs” and “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “rank” or “prior claim”, as applicable (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province”, (s) “fee simple title” shall include “absolute ownership” and “ownership” (including ownership under a right of superficies), (t) “accounts” shall include “claims”, (u) “legal title” shall be including “holding title on behalf of an owner as mandatary or prete-nom”, (v) “ground lease” shall include “emphyteusis” or a “lease with a right of superficies, as applicable, (w) “leasehold interest” shall include “rights resulting from a lease”, (x) “lease” shall include a “leasing contract” and (y) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

11.18 No Novation. Borrower and Bank hereby agree that, effective upon the execution and delivery of this Agreement by each such party, the terms and provisions of the Prior Agreement shall be and hereby are amended, restated and superseded in their entirety by the terms and provisions of this Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations of Borrower outstanding under the Prior Agreement or instruments securing the same, which obligations shall remain in full force and effect, except as amended and restated by this Agreement. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of Borrower from any of the Obligations or any liabilities or any of the security agreements, pledge agreements, mortgages, guaranties or other Loan Documents executed in connection with the Prior Agreement. Borrower hereby (i) confirms and agrees that each other Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Effective Date all references in any such Loan Document to the “Loan and Security Agreement”, the “Amended and Restated Loan Agreement”, the “Second Amended and Restated Loan Agreement”, the “Third Amended and Restated Loan and Security Agreement”, the “Loan Agreement” the “Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Prior Agreement shall mean the Prior Agreement as amended and restated by this Agreement; and (ii) confirms and agrees that to the extent that the Prior Agreement or any Loan Document executed in connection therewith purports to assign or pledge to Bank, or to grant to Bank a Lien on, any collateral as security for the Obligations of Borrower from time to time existing in respect of the Prior Agreement, such pledge, assignment or grant of the Lien is hereby ratified and confirmed in all respects in favor of Bank and shall remain effective as of the first date it became effective.

11.19 Rollover of Credit Extensions.

(a) On the Effective Date, “Advances” and “Term Loan Advances” (in each case, as defined in the Prior Agreement and in existence immediately prior to the Effective Date) shall be reallocated and re-designated as Advances in an equivalent amount on a cashless basis.

(b) The reallocation and re-designation of “Advances” and “Term Loan Advances” (in each case, as defined in the Prior Agreement and in existence immediately prior to the Effective Date) into Advances pursuant to this Section 11.19 shall be without prejudice to any interest, fees or other amounts due, owing, accrued or payable to Bank on or prior to the Effective Date, or any rights or remedies of Bank, which shall continue in full force and effect notwithstanding the occurrence of the Effective Date and the transactions contemplated by this Agreement.

(c) Borrower confirms and acknowledges that any “Advances” and “Term Loan Advances” (in each case, as defined in the Prior Agreement and in existence immediately prior to the Effective Date) that are reallocated and re-designated as Advances pursuant to this Section 11.19 shall be deemed to be amounts outstanding under the Revolving Line, and Bank is hereby instructed to record such reallocation and re-designation accordingly.

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12. accounting terms and other DEFINITIONS

12.1 Accounting and Other Terms.

(a) Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP (except for with respect to unaudited financial statements for the absence of footnotes and subject to year-end audit adjustments), provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any terms in this Agreement to the contrary, for purposes of any financial covenant and other financial calculations in this Agreement (other than for purposes of updating the Borrowing Base) which are made in whole or in part based upon the Availability Amount as of the last day of a particular month, calculations relying on information from a Borrowing Base Statement shall be derived from the Borrowing Base Statement delivered within seven (7) days of month end pursuant to Section 5.3(a) (and not, for clarity, any more recent Borrowing Base Statement delivered after such period), and the actual delivery date of such Borrowing Base Statement shall be deemed to be the last day of the applicable month.

(b) As used in the Loan Documents: (i) the words “shall” or “will” are mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative; (ii) the term “continuing” in the context of an Event of Default means that the Event of Default has not been remedied (if capable of being remedied) or waived; and (iii) whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

12.2 Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in this Section 12.2. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Adjusted EBITDA” shall mean, for any period and with respect to Borrower and its Subsidiaries on a consolidated basis:

(a) Net Income; plus

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(b) without duplication and to the extent deducted in the calculation of Net Income:

(i) Interest Expense; plus

(ii) any provision for taxes based on income; plus

(iii) depreciation expense and amortization expense; plus

(iv) (A) non-cash compensation expenses (including deferred non-cash compensation) arising from the sale or issuance of equity interests, or the grant, repricing, amendment, modification, substitution or other change of stock options, stock appreciation rights or similar arrangements, and (B) other non-cash losses, charges and expenses acceptable to Bank in its sole discretion, excluding in each case any non-cash expense, loss or charge (x) recognized in Net Income in a previous period, (y) representing an accrual or reserve for a future cash expenditure, or (z) relating to a write-down, write-off or reserve with respect to accounts receivable or inventory; plus

(v) unusual or non-recurring costs, expenses and charges incurred in connection with any Permitted Acquisitions or unconsummated Permitted Acquisitions that, in each case, are incurred on or before the date that is one hundred eighty (180) days after the consummation of such Permitted Acquisition or, as the case may be, discontinuation of such unconsummated Permitted Acquisitions; provided, that all such addbacks under this clause (v) shall not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any twelve-month period (or a pro rata fraction of such amount where such period is less than twelve-months); plus

(vi) with respect to any Permitted Acquisitions: (1) non-cash purchase-accounting adjustments (including a dollar-for-dollar adjustment for revenue that would have been recognized during the relevant period but for the reduction of deferred revenue to fair value in accordance with GAAP purchase-accounting rules), and (2) other non-cash adjustments in accordance with GAAP purchase accounting rules under Accounting Standards Codification 805 and related guidance, in the event that such an adjustment is required by independent auditors, in each case, as determined in accordance with GAAP; plus

(vii) reasonable and customary fees, costs, charges and expenses relating to earn-outs incurred in connection with any Permitted Acquisition (to the extent permitted hereunder) that are required to be expensed by Borrower and its Subsidiaries under Accounting Standards Codification 805; plus

(viii) cash expenses actually incurred during such period in connection with (1) one-time or non-recurring restructuring initiatives, integration projects, facility rationalizations or severance programs (including workforce-reduction costs, contract or lease-termination charges and related professional fees), and (2) the settlement or final adjudication (whether in or out of court) of litigation, arbitration or other legal or regulatory proceedings; provided, that the aggregate amount added back pursuant to this clause (viii) shall not exceed an amount equal to thirty percent (30%) of Adjusted EBITDA for such period, calculated prior to giving effect to this clause (viii); provided, further, that a Responsible Officer shall have provided a reasonably detailed statement or schedule of such amounts; minus

(c) without duplication and to the extent included in Net Income:

(i) cash payments made during such period in respect of non-cash charges described in clause (b)(iv) above that were added back in a prior period; plus

(ii) software development costs, to the extent capitalized during such period; plus

(iii) any credit for United States federal income taxes or other taxes measured by income taxes or any distribution with respect to the foregoing.

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“Administrator” is an individual that is named:

(a) as an “Administrator” or similar role in the online banking enrollment form or related documents completed by Borrower with the authority to determine who will be authorized to use Bank’s online banking platform on behalf of Borrower in connection with this Agreement; and

(b) as an Authorized Signer of Borrower in an approval by the Board.

“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members. For purposes of the definition of Eligible Accounts, Affiliate shall include a Specified Affiliate.

“Agreement” is defined in the preamble hereof.

“Anti-Corruption Laws” is all laws, rules, and regulations of the United States, Canada or any other jurisdiction applicable to Borrower, any Guarantor or any of their respective Subsidiaries from time to time concerning or relating to anti-bribery or anti-corruption, including without limitation, the United States Foreign Corrupt Practices Act of 1977 and the Corruption of Foreign Public Officials Act (Canada) (each, as may be amended from time to time).

“Anti-Terrorism Laws” is any laws, rules and regulations applicable to Borrower, any Guarantor or any of their respective Subsidiaries relating to terrorism, economic sanctions laws, regulations, embargoes, trade sanctions programs and embargoes or restrictive measures, import/export licensing, money laundering or bribery, in each case administered, enacted or enforced by the United States government, the Canadian government and any of their respective agencies, including, without limitation, OFAC and the U.S. State Department, or any other Governmental Authority, including without limitation, Executive Order No. 13224, the USA Patriot Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), United Nations Act (Canada), Special Economic Measures Act (Canada) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, registrations, certifications, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators, including the Corporate Transparency Act.

“Assignee” is defined in Section 11.2.

“Authorized Signer” means any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.

“Availability Amount” is the lesser of (a) the Revolving Line or (b) the Borrowing Base, minus the sum of (i) all outstanding principal amounts of any Advances, (ii) the aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit, any Letter of Credit Reserve), and (iii) the Reserves, if any.

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“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 11.8.

“Bank Expenses” are all audit fees, costs and reasonable, out-of-pocket and documented expenses (including reasonable, out-of-pocket and documented attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”) and shall include, without limitation, any Letters of Credit pursuant to Section 1.2.

“Bank Services Agreement” is defined in the definition of Bank Services.

“BIA” is the Bankruptcy and Insolvency Act (Canada).

“Board” is Borrower’s board of directors or equivalent governing body.

“Borrower” is set forth in the first paragraph of this Agreement.

“Borrower’s Books” are all Borrower’s books and records including ledgers, foreign, federal, state, provincial and local tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is, without duplication, the sum of (a) ninety percent (90%) of Eligible Investment Grade Accounts, plus (b) eighty-five percent (85%) of Eligible Accounts (excluding Eligible Investment Grade Accounts), plus, (c) seventy percent (70%) of Eligible Foreign Accounts, provided the Eligible Foreign Accounts shall not, at any time, exceed fifty percent (50%) of the Borrowing Base, all as determined by Bank from Borrower’s most recent Borrowing Base Statement (and as may subsequently be updated by Bank based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Statement); provided, however, that Bank has the right to decrease the foregoing percentages in its sole discretion to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.

“Borrowing Base Statement” is that certain statement of the value of certain Collateral in the form specified by Bank to Borrower from time to time.

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“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders or shareholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary (or other senior officer) on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close.

“Canadian Borrower” means, collectively, Lantronix Taiwan, Lantronix ULC or any other Borrower incorporated under the laws of Canada or any province or territory thereof.

“Canadian Benefit Plans” is all employee benefit plans or arrangements maintained or contributed to by Borrower or any of its Subsidiaries for its current or former employees in Canada that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, non-registered pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of Borrower or any of its Subsidiaries in Canada participate or are eligible to participate but excluding all stock option or stock purchase plans and any statutory benefit plans in which Borrower or any of its Subsidiaries are required by Applicable Law to participate in or comply with.

“Canadian Defined Benefit Plan” is a “registered pension plan” which contains a “defined benefit provision”, as those terms are defined in the Income Tax Act (Canada).

“Canadian Pension Plan” shall mean a “registered pension plan”, as defined in subsection 248(1) of the Income Tax Act (Canada), sponsored, administered or contributed to by Borrower or any of its Subsidiaries or under or in respect of which a Borrower or any of its Subsidiaries has any liability (actual, contingent or otherwise).

“Canadian Security Agreement” means that certain General Security Agreement governed by the laws of Canada entered into one or more Borrower in favor of Bank, as amended, supplemented, restated or modified from time to time.

“Canadian Subsidiary” means a Subsidiary organized under the laws of Canada or any province thereof.

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“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by (i) the United States or any agency or any State or territory thereof, or (ii) the Government of Canada or any agency or province thereof, in each case, having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from Standard & Poor’s Ratings Group, Moody’s Investors Service, Inc. or DBRS; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95.0%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“CCAA” is the Companies’ Creditors Arrangement Act (Canada).

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of twenty-five percent (25.0%) or more of the ordinary voting power for the election of directors, partners, managers and members, as applicable, of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of twelve (12) consecutive months, a majority of the members of the Board of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first (1st) day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding stock, partnership, membership, or other ownership interest or other equity securities of each Subsidiary of Borrower free and clear of all Liens (except Permitted Liens).

“Change in Law” means the occurrence, after the Effective Date, of: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in Applicable Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canada or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Claims” is defined in Section 11.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

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“Collateral” consists of all of Borrower’s right, title and interest in and to the following personal property:

(d) (i) all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, Intellectual Property, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, securities accounts, securities entitlements and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and (ii) all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

(e) Notwithstanding the foregoing, the Collateral does not include (a) more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (b) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); (c) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise; or (d) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Statement” is that certain statement in the form attached hereto as Exhibit A.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” is, for any Person, any direct or indirect liability of that Person for (a) any direct or indirect guaranty by such Person of any indebtedness, lease, dividend, letter of credit, credit card or other obligation of another, (b) any other obligation endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (c) any obligations for undrawn letters of credit for the account of that Person; and (d) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control or blocked account agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary, commodity intermediary or futures intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains administrative control or control (within the meaning of the Code or the PPSA), as applicable, over such Deposit Account, Securities Account, or Commodity Account.

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“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Overadvance, Letter of Credit, or any other extension of credit by Bank for Borrower’s benefit.

“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 1.4(c).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made and includes any demand, time savings, passbook, checking account, certificate of deposit or similar account maintained by a Person engaged in the business of banking (and includes a savings and loan association, credit union and trust company) and all accounts and sub-accounts remating to the foregoing, now owned or acquired by Borrower or any of its Subsidiaries or in which any Borrower or any of its Subsidiaries now hold or acquire any interest.

“Designated Deposit Account” is the deposit account established by Borrower with Bank for purposes of receiving Credit Extensions.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other Applicable Law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States, any State or territory thereof, or the District of Columbia.

“Draw Period” is set forth on Schedule I hereto.

“Effective Date” is set forth on Schedule I hereto.

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“Eligible Accounts” means Accounts owing to Borrower which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 4.3, that have been, at the option of Bank, confirmed in accordance with Section 5.4(f), and are due and owing from Account Debtors deemed creditworthy by Bank in its sole discretion. Bank reserves the right, at any time after the Effective Date, in its sole discretion in each instance, to adjust any of the criteria set forth below and to establish new criteria. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a) Accounts (i) for which the Account Debtor is Borrower’s Affiliate, officer, employee, investor, or agent, or (ii) that are intercompany Accounts;

(b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;

(c) Accounts with credit balances over ninety (90) days from invoice date, to the extent of such credit balances;

(d) Accounts owing from an Account Debtor if fifty percent (50.0%) or more of the Accounts owing from such Account Debtor have not been paid within ninety (90) days of invoice date;

(e) Accounts owing from an Account Debtor (i) which does not have its principal place of business in the United States or (ii) whose billing address (as set forth in the applicable invoice for such Account) is not in the United States, unless in the case of both (i) and (ii) such Accounts are otherwise approved by Bank in writing;

(f) Accounts billed from and/or payable to Borrower outside of the United States (sometimes called foreign invoiced accounts);

(g) Accounts in which Bank does not have a first priority, perfected security interest under all Applicable Law;

(h) Accounts billed and/or payable in a Currency other than Dollars;

(i) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), but only to the extent of such Indebtedness or obligations;

(j) Accounts with or in respect of accruals for marketing allowances, incentive rebates, price protection, cooperative advertising and other similar marketing credits, unless otherwise approved by Bank in writing, but only to the extent of such credits;

(k) Accounts owing from an Account Debtor which is a United States, Canadian or other government, or any other government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended, or any similar Applicable Law;

(l) Accounts with customer deposits and/or with respect to which Borrower has received an upfront payment, to the extent of such customer deposit and/or upfront payment;

(m) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

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(n) Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(o) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(p) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(q) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(r) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(s) Accounts for which the Account Debtor has not been invoiced;

(t) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(u) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond ninety (90) days (including Accounts with a due date that is more than ninety (90) days from invoice date);

(v) Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor;

(w) Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(x) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding (whether voluntary or involuntary), or becomes insolvent, or goes out of business;

(y) Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25.0%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing; and

(z) Accounts for which Bank in its sole discretion determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

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“Eligible Investment Grade Account” are, as of any date of determination, any Eligible Account for which the Account Debtor is an Investment Grade Account Debtor at such time.

“Eligible Foreign Accounts” are Accounts owing from Account Debtors located outside the United States and acceptable to Bank in writing on a case-by-case basis, which Accounts otherwise satisfy all criteria set forth in the definition of Eligible Accounts (other than clause (e) thereof).

“Environmental Laws” means any Applicable Law (including any permits, concessions, grants, franchises, licenses, agreements or governmental restrictions) relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment (including those related to hazardous materials, air emissions, discharges to waste or public systems and health and safety matters).

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” is defined in Section 7.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Bank with respect to an applicable interest in a Credit Extension or the Revolving Line pursuant to a law in effect on the date on which (i) Bank acquires such interest in the Credit Extensions or Revolving Line or (ii) Bank changes its lending office, except in each case to the extent that, pursuant to Section 1.8, amounts with respect to such Taxes were payable either to Bank’s assignor immediately before Bank became a party hereto or to Bank immediately before it changed its lending office, (c) Taxes attributable to Bank’s failure to comply with Section 1.8(e), and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Financial Statement Repository” is (a) Bank’s e-mail address specified in Section 9, or (b) such other means of collecting information approved and designated by Bank after providing notice thereof to Borrower from time to time.

“Foreign Currency” is the lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary or a Canadian Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

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“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency at a set price or on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state, province or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Bank.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Holding” is defined in the preamble hereof.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds, letters of credit and credit cards, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) Contingent Obligations and (e) other short- and long-term obligations under debt agreements, lines of credit and extensions of credit.

“Indemnified Person” is defined in Section 11.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Industrial Designs” means with respect to any Person, all such Person’s right, title, and interest in and to: (a) any and all designs and design applications; (b) all inventions and improvements described and claimed therein; and (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof.

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“Information” is defined in Section 11.8.

“Initial Audit” is Bank’s inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books, with results satisfactory to Bank in its sole discretion.

“Insolvency Proceeding” is any petition, application or other proceeding instituted by, against, or in respect of any Person: (a) under the United States Bankruptcy Code, including assignments for the benefit of creditors and compositions, (b) seeking to adjudicate it an insolvent person; (c) seeking a bankruptcy order against it, or institutes proceedings or seeks other relief under the BIA; (c) seeking to institute proceedings against it under the CCAA; (d) seeking to institute proceedings against it under the WURA; (e) seeking, in addition to the foregoing: (i) to adjudicate it an insolvent person or a bankrupt, (ii) to liquidate, dissolve or wind-up its business or assets, (iii) to compromise, arrange, adjust or declare a moratorium in respect of the payment of, its debts, (iv) to stay the rights of creditors generally (or any class of creditors), (v) any other relief in respect of it under any federal, provincial or foreign Applicable Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, receivership, restructuring of business, assets or debt, reorganization of business, assets or debt, or protection of debtors from their creditors (such Applicable Law includes any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt), or (vi) any other relief which provides plans or schemes of reorganization, plans or schemes of arrangement or plans or schemes of compromise in respect of it, to be submitted or presented to creditors (or any class of creditors); or (f) seeking the issuance of an order for the appointment of a Receiver, sequestrator, monitor, conservator, custodian, administrator, trustee, liquidator or other similar official in respect of it or any substantial part of its property.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks, Industrial Designs and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks, Industrial Designs or Patents.

“Interest Coverage Ratio” is, as calculated on a consolidated basis for Borrower and its Subsidiaries, as of any date of determination, the ratio of (a) Adjusted EBITDA for the relevant period ending on such date, divided by (b) Interest Expense for the relevant period ending on such date.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

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“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership, membership, or other ownership interest or other equity securities), and any loan, advance or capital contribution to any Person.

“Investment Grade Account Debtor” is an Account Debtor that, at the relevant time, has a corporate credit rating of BBB- or higher by Standard & Poor’s Ratings Group or Baa3 or higher by Moody’s Investors Service, Inc.

“IP Agreement” is that certain Amended and Restated Intellectual Property Security Agreement between Borrower and Bank dated as of October 12, 2022, as may be amended, modified or restated from time to time.

“Key Person” is each of Borrower’s (a) Chief Financial Officer, which is Brent Stringham as of the Effective Date, and (b) Chief Executive Officer, which is Saleel Awsare as of the Effective Date.

“Lantronix” is defined in the preamble hereof.

“Lantronix Taiwan” is defined in the preamble hereof.

“Lantronix ULC” is defined in the preamble hereof.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement on the part of Bank as set forth in Section 1.2.

“Letter of Credit Application” is defined in Section 1.2(c).

“Letter of Credit Reserve” is defined in Section 1.2(f).

“Lien” is a claim, mortgage, deed of trust, levy, attachment charge, mortgage, transfer, assignment, pledge, hypothecation, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” is, at any time, the sum of (a) the aggregate amount of unrestricted and unencumbered (except for Liens in favor of Bank) cash and Cash Equivalents held at such time by Borrower in Deposit Accounts or Securities Accounts (i) maintained with Bank or its Affiliates, or (ii) subject to Control Agreements in favor of Bank, and (b) the Availability Amount.

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“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Perfection Certificate, the Canadian Security Agreement, the IP Agreement, Control Agreements, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, landlord waivers and consents, bailee waivers and consents, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified in accordance with the terms thereof.

“Loan Party” means a Borrower or a Guarantor.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“OFAC” is the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.

“Operating Documents” are (x) for any US Borrower, formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, or (y) for any other Person, such Person’s constating documents and, in each case, (a) if such Person is a corporation, its articles or bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership or limited partnership, its partnership agreement, limited partnership agreement (or similar agreement) or declaration of limited partnership (or similar document), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means, with respect to Bank, Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Credit Extension or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overadvance” is defined in Section 1.3.

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“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form in the form attached hereto as Exhibit B.

“Payment Date” is set forth on Schedule I hereto.

“Perfection Certificate” is each Perfection Certificate delivered by Borrower in connection with this Agreement.

“Permitted Acquisition” is any transaction or series of related transactions with any other Person whereby Borrower merges or consolidates with such Person, acquires all of the ownership interests in such Person, or acquires all or substantially all of the assets of such Person, and that meets the following requirements:

(a) Bank shall receive at least ten (10) Business Days’ prior written notice of each such Permitted Acquisition, which notice shall include a reasonably detailed description of such Permitted Acquisition, and such other financial information, financial analysis, documentation or other information relating to such Permitted Acquisition as Bank shall reasonably request;

(b) no Event of Default has occurred and is continuing or would exist after giving effect to each such Permitted Acquisition, and Borrower shall demonstrate (i) compliance, both before and after (on a pro forma basis) giving effect to such Permitted Acquisition, with the terms of this Agreement (including without limitation, compliance with the financial covenants set forth in this Agreement), and (ii) that Liquidity will be no less than Fifteen Million Dollars ($15,000,000) immediately after giving effect to such Permitted Acquisition;

(c) such Permitted Acquisition shall only involve assets comprising a business, or those assets of a business, in substantially the same business or lines of business in which Borrower is engaged;

(d) all Permitted Acquisitions must be non-hostile in nature and accretive on a consolidated basis;

(e) such transaction shall be consensual and shall have been approved by the target’s governing board;

(f) all transactions in connection therewith shall be consummated in accordance with applicable law;

(g) no additional Indebtedness (other than Subordinated Debt or unsecured earnout payments) shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrower and target after giving effect to such Permitted Acquisition;

(h) the total consideration (including, without limitation, any earn-out or other deferred payment obligations) for all Permitted Acquisitions does not exceed Twenty Million Dollars ($20,000,000) at any time during the term of this Agreement;

(i) the entity or assets acquired in such Permitted Acquisition shall not be subject to any Lien other than Permitted Liens; and

(j) if the target is not merged with and into Borrower then, within twenty (20) days (or such later date as Bank, may agree in advance in writing in its sole discretion) following the consummation of such Permitted Acquisition, Borrower and the target shall have executed such documents and taken such actions as may be required under Section 5.14.

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“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Permitted Liens;

(g) Indebtedness in connection with Permitted Investments;

(h) contingent liabilities in respect of any earn-outs incurred in connection with the consummation of one or more Permitted Acquisitions (subject at all times to the consideration limitations set forth in the definition of Permitted Acquisitions);

(i) other unsecured Indebtedness in an aggregate amount not to exceed Three Hundred Thousand Dollars ($300,000) at any one time outstanding; and

(j) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (i) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate;

(b) Investments consisting of Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(d) Investments consisting of deposit accounts (but only to the extent that Borrower or any of its Subsidiaries is permitted to maintain such accounts pursuant to Section 5.9) in which Bank has a first priority perfected security interest to the extent required by the terms of Section 5.9;

(e) Investments accepted in connection with Transfers permitted by Section 6.1;

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(f) Investments (i) by a Borrower or secured Guarantor hereunder in another Borrower or secured Guarantor hereunder, (ii) by Borrower in Subsidiaries that are not either co-Borrowers or secured Guarantors hereunder not to exceed One Million Dollars ($1,000,000) in the aggregate in any calendar month (unless Bank, in its sole discretion, agrees to a higher monthly amount in advance, in writing), and (iii) by Subsidiaries that are not co-Borrowers or secured Guarantors hereunder in other Subsidiaries that are not co-Borrowers or secured Guarantors hereunder or in Borrower;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary;

(j) deposits of cash made prior to the Effective Date in the ordinary course of business to secure performance of operating leases (other than Indebtedness for borrowed money) in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000); and

(k) other Investments not otherwise permitted by Section 6.7 not exceeding Three Hundred Fifty Thousand Dollars ($350,000) in the aggregate in any twelve-month period.

“Permitted Liens” are:

(a) Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement, or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Hundred Thousand Dollars ($100,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Hundred Fifty Thousand Dollars ($150,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

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(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 7.4 and 7.7;

(j) Liens on up to Five Hundred Thousand Dollars ($500,000) of deposits of cash made prior to the Effective Date in the ordinary course of business to secure performance of operating leases; and

(k) customary Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that (i) Bank has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts and (ii) such accounts are permitted to be maintained pursuant to Section 5.9.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PPSA” means the Personal Property Security Act (British Columbia), and the regulations thereunder, as from time to time in effect, as supplemented by the Securities Transfer Act (British Columbia) and the regulations thereunder, as from time to time in effect; provided, that if the attachment, perfection or priority of Bank’s Liens in any Collateral are governed by the personal property security legislation of any jurisdiction of Canada other than the Province of British Columbia, PPSA shall mean the personal property security legislation as in effect in such other jurisdiction from time to time (including, in the case of Quebec, the Civil Code of Quebec and the regulations thereunder), including any laws similar to the Securities Transfer Act (British Columbia), in such other jurisdiction in Canada for the purpose of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Prime Rate” is set forth on Schedule I hereto.

“Prime Rate Margin” is set forth on Schedule I hereto.

“Prior Agreement” is that certain Third Amended and Restated Loan and Security Agreement by and between Bank and Borrower dated as of August 2, 2021 (as amended by that certain First Amendment to Third Amended and Restated Loan and Security Agreement dated as of October 21, 2021, that certain Second Amendment to Third Amended and Restated Loan and Security Agreement dated as of February 15, 2022, that certain Third Amendment to Third Amended and Restated Loan and Security Agreement dated as of September 7, 2022, that certain Fourth Amendment to Third Amended and Restated Loan and Security Agreement dated as of September 3, 2024, and as further amended, modified or supplemented from time to time prior to the date of this Agreement).

“Protected Person” is defined in Section 11.3.

“Quarterly Financial Statements” is defined in Section 5.3(d).

53

“Raymond James Account” is the account maintained by Lantronix with Raymond James & Associates as of the Effective Date with an account number ending in 4191.

“Receiver” means an interim receiver, a receiver, a manager or a receiver and manager.

“Register” is defined in Section 11.2.

“Registered Organization” is any “registered organization” as defined in the Code and includes, for the avoidance of doubt, any corporation, partnership, limited liability company and unlimited liability company, with such additions to such term as may hereafter be made.

“Representatives” is defined in Section 11.8.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its sole discretion, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its sole discretion, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank's reasonable belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in its sole discretion constitutes a Default or an Event of Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other material agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.

“Revolving Line” is set forth on Schedule I hereto.

“Revolving Line Maturity Date” is set forth on Schedule I hereto.

“Sanctioned Person” means a Person that: (a) is listed on any Sanctions list maintained by OFAC or any similar Sanctions list maintained by any other Governmental Authority having jurisdiction over Borrower; (b) is located, organized, or resident in any country, territory, or region that is the subject or target of Sanctions; or (c) is fifty percent (50.0%) or more owned or controlled by one (1) or more Persons described in clauses (a) and (b) hereof.

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the United States government, the Canadian government and any of their respective agencies, including, without limitation, OFAC and the U.S. State Department, or any other Governmental Authority having jurisdiction over Borrower.

“SEC” is the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

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“Specified Affiliate” is any Person (a) more than ten percent (10.0%) of whose aggregate issued and outstanding equity or ownership securities or interests, voting, non-voting or both, are owned or held directly or indirectly, beneficially or of record, by Borrower, and/or (b) whose equity or ownership securities or interests representing more than ten percent (10.0%) of such Person’s total outstanding combined voting power are owned or held directly or indirectly, beneficially or of record, by Borrower.

“Streamline Balance” is defined in the definition of Streamline Period.

“Streamline Liquidity” is, at any time, the sum of (a) the aggregate amount of unrestricted and unencumbered (except for Liens in favor of Bank) cash and Cash Equivalents held at such time by Borrower in Deposit Accounts or Securities Accounts maintained with Bank or its Affiliates, and (b) the Availability Amount.

“Streamline Period” is, on and after the Effective Date, provided no Event of Default has occurred and is continuing, the period (a) commencing on the first (1st) day of the month following the day that Borrower provides to Bank a written report that Borrower has, for each consecutive day in the immediately preceding month maintained Streamline Liquidity, as determined by Bank in its sole discretion, in an amount at all times greater than Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Streamline Balance”); and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, and (ii) the first (1st) day thereafter in which Borrower fails to maintain the Streamline Balance, as determined by Bank in its sole discretion. Upon the termination of a Streamline Period, Borrower shall maintain the Streamline Balance each consecutive day for one (1) fiscal quarter as determined by Bank in its sole discretion, prior to entering into a subsequent Streamline Period. Borrower shall give Bank prior written notice of Borrower’s election to enter into any such Streamline Period, and each such Streamline Period shall commence on the first (1st) day of the monthly period following the date Bank determines, in its sole discretion, that the Streamline Balance has been achieved.

“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all of Borrower’s or any of its Subsidiaries’ now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock, partnership, membership, or other ownership interest or other equity securities having ordinary voting power (other than stock, partnership, membership, or other ownership interest or other equity securities having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TNI” is defined in the preamble hereof.

“Trademarks” means, with respect to any Person, any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of such Person connected with and symbolized by such trademarks.

“Transfer” is defined in Section 6.1.

55

“Unused Revolving Line Facility Fee” is defined in Section 1.5(c).

“ULC” means an Issuer that is an unlimited company, unlimited liability company or unlimited liability corporation.

“ULC Laws” means the Business Corporations Act (Alberta), the Companies Act (Nova Scotia), the Business Corporations Act (British Columbia) and any other present or future laws governing ULCs.

“ULC Shares” means shares or other equity interests in the capital stock of a ULC.

“Uplogix” is defined in the preamble hereof.

“US Borrower” means, collectively, Lantronix, Holding, TNI, Uplogix and any other Borrower organized under the laws of the United States of America, any State or territory thereof, or the District of Columbia.

“USA Patriot Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56, signed into law on October 26, 2001), as amended from time to time.

“WURA” means Winding Up and Restructuring Act (Canada).

[Signature page follows]

56

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BANK: FIRST-CITIZENS BANK & TRUST COMPANY By: /s/ Kelly Schramm Name: Kelly Schramm Title: Managing Director
BORROWER: LANTRONIX, INC. By: /s/ Brent Stringham Name: Brent Stringham Title: CFO	LANTRONIX HOLDING COMPANY By: /s/ Brent Stringham Name: Brent Stringham Title: CFO
LANTRONIX CANADA, ULC By: /s/ Brent Stringham Name: Brent Stringham Title: CFO	LANTRONIX TECHNOLOGIES CANADA (TAIWAN) LTD. By: /s/ Brent Stringham Name: Brent Stringham Title: CFO
TRANSITION NETWORKS, INC. By: /s/ Brent Stringham Name: Brent Stringham Title: CFO	UPLOGIX, INC. By: /s/ Brent Stringham Name: Brent Stringham Title: CFO

57

SCHEDULE I

LSA PROVISIONS

LSA Section	LSA Provision
1.1(a) – Revolving Line – Availability

Amounts borrowed under the Revolving Line may be prepaid or repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.  Each Advance must be in an amount equal to at least Five Hundred Thousand Dollars ($500,000) or a multiple thereof (or such lesser amount as remains available).

1.2(a) – Letter of Credit Sublimit

The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Two Million Five Hundred Thousand Dollars ($2,500,000).

1.4(a) – Interest Payments	Interest on the principal amount of each Advance is payable in arrears monthly (i) on each Payment Date, (ii) on the date of any prepayment, and (iii) on the Revolving Line Maturity Date.
1.4(b)(i) – Interest Rate

The outstanding principal amount of any Advance shall accrue interest at a floating rate per annum equal to the greater of (A) five percent (5.0%) and (B) the Prime Rate plus the Prime Rate Margin, which interest shall be payable in accordance with Section 1.4(a).

1.4(d) – Interest Computation	Interest shall be computed on the basis of the actual number of days elapsed and a 360-day year.
1.5(a) – Revolving Line Commitment Fee	A fully earned, non-refundable commitment fee of Thirty Thousand Dollars ($30,000) on the Effective Date.
8.8 – Borrower Liability

Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder and any other Obligations related thereto, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.

12.2 – “Effective Date”	“Effective Date” is August 15, 2025.
12.2 – “Payment Date”	“Payment Date” is the last calendar day of each month.
12.2 – “Prime Rate”

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of North Carolina (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero percent (0.0%) per annum, such rate shall be deemed to be zero percent (0.0%) per annum for purposes of this Agreement.

12.2 – “Prime Rate Margin”

“Prime Rate Margin” is (a) if Liquidity is at least Seven Million Five Hundred Thousand Dollars ($7,500,000), zero percent (0.0%), and (ii) in all other cases, one-half of one percent (0.5%), as determined on the basis of and adjusted promptly upon the receipt of Borrower’s most recent compliance statement provided pursuant to Section 5.3(c) (and as may subsequently be updated by Bank based upon information received by Bank).

12.2 – “Revolving Line”	“Revolving Line” is an aggregate principal amount equal to Fifteen Million Dollars ($15,000,000).
12.2 – “Revolving Line Maturity Date”	“Revolving Line Maturity Date” is August 1, 2028.

I-1

EXHIBIT A

COMPLIANCE STATEMENT

TO: Silicon Valley Bank, a division of First-Citizens Bank & Trust Company Date: ____________________

FROM: LANTRONIX, INC., on behalf of all Borrowers

Under the terms and conditions of the Fourth Amended and Restated Loan and Security Agreement between Borrower and Bank (as amended, modified, supplemented and/or restated from time to time, the “Agreement”), Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.
Reporting Covenants	Required	Complies

Monthly Compliance Statement	Monthly within 30 days	[_] Yes [_] No
Quarterly financial statements	Quarterly within 30 days	[_] Yes [_] No
Annual financial statements (CPA Audited)	FYE within 120 days	[_] Yes [_] No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	[_] Yes [_] No
A/R & A/P Agings	Monthly within 30 days	[_] Yes [_] No
Borrowing Base Statements	Weekly on Friday of each week if Streamline Period is not in effect; or monthly within 30 days of month end if Streamline Period in effect	[_] Yes [_] No
Board approved projections	FYE within 60 days and as amended/updated	[_] Yes [_] No

[The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”) ____________________________________________________________________________]

Financial Covenant	Required	Actual	Complies

Maintain as indicated:
Minimum Liquidity	$5,000,000	$	[_] Yes [_] No
Minimum Interest Coverage Ratio[3]	1.5:1.0	_____:1.0	[_] Yes [_] No

Performance Pricing		Applies
Liquidity < $7,500,000	Prime + 0.50%	[_] Yes [_] No
Liquidity ≥ $7,500,000	Prime	[_] Yes [_] No

_______________________________

3 To be tested on the last day of each calendar quarter only.

A-1

Banking Matters
			Month End Balance	Control Agreement
A.

Amount of cash and cash equivalents maintained by Borrower and its Subsidiaries and Guarantors in all accounts with Bank and Bank’s Affiliates* at month end.

* Include any amounts held in securities accounts through:

$_______________ (A. Total)
	SVB Asset Management (SAM)	Account Number
		_______________	$_______________	[_] Yes [_] No
		_______________	$_______________	[_] Yes [_] No
B.

Amount of cash and cash equivalents maintained by Borrower and its Subsidiaries and Guarantors in accounts with a financial institution other than Bank and Bank’s Affiliates at month end.

Complete a line below for each financial institution and/or account:

$_______________ (B. Total)
	Financial Institution	Account Number
	__________________________	_______________	$_______________	[_] Yes [_] No
	__________________________	_______________	$_______________	[_] Yes [_] No
	__________________________	_______________	$_______________	[_] Yes [_] No
	__________________________	_______________	$_______________	[_] Yes [_] No
	__________________________	_______________	$_______________	[_] Yes [_] No
	__________________________	_______________	$_______________	[_] Yes [_] No
C.	Total cash and cash equivalents of Borrower and its Subsidiaries and Guarantors (Line A plus the aggregate of Line B)		$_______________
D.	Percentage maintained with Bank and Bank’s Affiliates (Line A divided by Line C - expressed as a percentage)		_______%
E.	Has Borrower maintained compliance with Section 5.9 of the Agreement (which requires that at least 75% of the Dollar Equivalent value of cash and cash equivalents to be maintained with Bank and Bank’s Affiliates)?		[_] Yes [_] No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and correct as of the date of this Compliance Statement.

The following are the exceptions with respect to the statements above: (If no exceptions exist, state “No exceptions to note.”)

A-2

Schedule 1 to Compliance Statement

Financial Covenants

In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall govern.

Dated: ____________________

I.       Liquidity (Section 5.10(a))

Required: $5,000,000

Actual:

A.	Unrestricted and unencumbered cash and Cash Equivalents in Deposit Accounts or Securities Accounts (i) maintained with Bank or its Affiliates, or (ii) subject to Control Agreements in favor of Bank	$_________
B.	Availability Amount	$_________
C.	Liquidity (line A plus line B)	$_________

Is line C equal to or greater than $5,000,000?

_________  No, not in compliance _________  Yes, in compliance

II.       Minimum Interest Coverage Ratio (Section 5.10(b))4

Required: 1.50:1.00

Actual: (Measured on a twelve month trailing basis)

A.	Net Income	$_________
B.	To the extent included in the determination of Net Income
	1. The provision for income taxes	$_________
	2. Depreciation expense	$_________

______________________________

4 To be tested on the last day of each calendar quarter only.

B-1

3. Amortization expense	$_________
4. Interest Expense	$_________
5. The sum of lines 1 through 4	$_________
6. (A) Non-cash compensation expenses (including deferred non-cash compensation) arising from the sale or issuance of equity interests, or the grant, repricing, amendment, modification, substitution or other change of stock options, stock appreciation rights or similar arrangements, and (B) other non-cash losses, charges and expenses acceptable to Bank in its sole discretion, excluding in each case any non-cash expense, loss or charge (x) recognized in Net Income in a previous period, (y) representing an accrual or reserve for a future cash expenditure, or (z) relating to a write-down, write-off or reserve with respect to accounts receivable or inventory	$_________

7. Unusual or non-recurring costs, expenses and charges incurred in connection with any Permitted Acquisitions or unconsummated Permitted Acquisitions that, in each case, are incurred on or before the date that is one hundred eighty (180) days after the consummation of such Permitted Acquisition or, as the case may be, discontinuation of such unconsummated Permitted Acquisitions; provided, that all such addbacks under this clause (v) shall not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any twelve-month period (or a pro rata fraction of such amount where such period is less than twelve-months)	$_________

8.                With respect to any Permitted Acquisitions: (1) non-cash purchase-accounting adjustments (including a dollar-for-dollar adjustment for revenue that would have been recognized during the relevant period but for the reduction of deferred revenue to fair value in accordance with GAAP purchase-accounting rules), and (2) other non-cash adjustments in accordance with GAAP purchase accounting rules under Accounting Standards Codification 805 and related guidance, in the event that such an adjustment is required by independent auditors, in each case, as determined in accordance with GAAP

$_________

9.                Reasonable and customary fees, costs, charges and expenses relating to earn-outs incurred in connection with any Permitted Acquisition (to the extent permitted hereunder) that are required to be expensed by Borrower and its Subsidiaries under Accounting Standards Codification 805

$_________

10.             cash expenses actually incurred during such period in connection with (1) one-time or non-recurring restructuring initiatives, integration projects, facility rationalizations or severance programs (including workforce-reduction costs, contract or lease-termination charges and related professional fees), and (2) the settlement or final adjudication (whether in or out of court) of litigation, arbitration or other legal or regulatory proceedings; provided, that the aggregate amount added back pursuant to this line B.10 shall not exceed an amount equal to thirty percent (30%) of Adjusted EBITDA for such period, calculated prior to giving effect to this line B.10; provided, further, that a Responsible Officer shall have provided a reasonably detailed statement or schedule of such amounts

$_________
11. The sum of lines B.1 through B.10	$_________

B-2

C.	To the extent included in the determination of Net Income
	1. Any cash payments made during such period in respect of non-cash charges described in line B.6 above taken in a prior period	$_________
	2. Software development costs, to the extent capitalized during such period	$_________
	3. Any credit for United States federal income taxes or other taxes measured by income taxes or any distribution with respect to the foregoing	$_________
	4. The sum of lines C.1 through C.3	$_________
D.	EBITDA (line A plus line B.11 minus C.4)	$_________
E.	Interest Coverage Ratio (line D divided by line B.4)	____1:00

Is line E equal to or greater than ____1:00?

_________  No, not in compliance _________  Yes, in compliance

B-3